Exhibit 99(i)

Japan Smaller Capitalization Fund, Inc.

Report of Special Committee of Independent Directors

February 28, 2023

This Report of the Special Committee of the Independent Directors of Japan Smaller Capitalization Fund, Inc. (the “Fund”) informs the Board of Directors (the “Board”) and the shareholders of the Fund of the work undertaken by the Special Committee, including the process for its deliberations and its conclusions.

Background

The Special Committee of Independent Directors was convened pursuant to its Charter, dated September 9, 2022, for the purpose of evaluating suitable alternative investment managers to replace the Fund’s current investment manager.  The Charter was discussed in the Fund’s Proxy Statement for the 2022 Annual Meeting of Shareholders of the Fund (the “Proxy Statement”), as filed with the Securities and Exchange Commission on November 7, 2022.  A copy of the Charter is available at https://www.nomura-asset.com/investmentsolutions/funds/closed-end funds/jof.

The Proxy Statement contained a precatory proposal submitted by a shareholder of the Fund requesting that the Board of the Fund evaluate suitable alternative investment managers to replace the current investment manager.  The Special Committee understood that this proposal encompassed the management agreement between the Fund and Nomura Asset Management U.S.A Inc. (“NAM-USA”), and the investment advisory agreement between NAM-USA and Nomura Asset Management Co., Ltd. (“NAM-Tokyo”).  This shareholder proposal did not receive enough votes at the 2022 Annual Meeting of Shareholders of the Fund to pass.

Special Committee’s Analysis

Nonetheless, in order to carry out the specified tasks contained in its Charter, the Special Committee met regularly by Zoom conference call during the period December 2022 to February 2023.  The Special Committee began its work to evaluate potential alternative investment managers for the Fund by casting a wide net, including using a large database of potential alternative managers. The Special Committee developed a set of criteria for the database.  This process resulted in a list of 12 possible alternative managers that the Special Committee researched further and discussed in detail.

Based on its research, a number of these potential managers were eliminated based, among other factors, on the identity of the domicile of the manager and/or its funds (outside the US), lack of closed-end fund expertise, absence of experience managing an investment strategy specific to the Fund’s investment objective and strategy, and lack of clear ability to compare performance or expense ratio data on a systematic basis.

Special Committee’s Conclusions

Based on a thorough consideration of potential suitable alternatives to the Fund’s investment manager, the Special Committee finds no alternative manager to be as suitable and capable to manage the Fund as are NAM-USA and NAM-Tokyo.  This conclusion is buttressed by our analysis of their strong and deep Japanese small capitalization equity research capability, Japanese equity trading capacity, long experience managing closed-end funds (such as the Fund) in the US, clear and timely reporting to the Board, as well as strong demonstrated compliance, US regulatory reporting, cybersecurity and risk management policies and procedures.  In addition, the Special Committee has addressed the Fund’s performance directly and clearly with NAM-USA and NAM-Tokyo.

Pursuant to the Special Committee’s Charter and as described in the Proxy Statement, this report is being made to the Board of the Fund and publicly disclosed to the Fund’s shareholders.